Exhibit 5

                              October 17, 1997



Sears, Roebuck and Co.
3333 Beverly Road
Hoffman Estates, Illinois 60179

            Re:   Sears, Roebuck and Co.
                  10,000,000 Common Shares,
                  par value $.75 per share

Ladies and Gentlemen:

            I am an Assistant General Counsel of Sears, Roebuck and Co., a New York corporation (the "Company"). I refer to the Registration Statement on Form S-8 (the "Registration Statement") being filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Securities Act"), relating to the registration of 10,000,000 common shares, par value $.75 per share (the "Shares"), of the Company, which may be offered and sold under the Company's Associate Stock Ownership Plan (the "Plan").

            I am familiar with the Restated Certificate of Incorporation of the Company, the By-laws of the Company and the resolutions adopted to date by the Board of Directors of the Company relating to the Plan and the Registration Statement.

            In this connection, I have examined originals, or copies of originals certified or otherwise identified to my satisfaction, of such records of the Company and other corporate documents, have examined such questions of law and have satisfied myself as to such matters of fact as I have considered relevant and necessary as a basis for the opinions set forth herein. I have assumed the authenticity of all documents submitted to me as originals, the genuineness of all signatures, the legal capacity of all natural persons and the conformity with the original documents of any copies thereof submitted to me for my examination.

            Based on the foregoing, I am of the opinion that:

            1. The Company is duly incorporated and validly existing under the laws of the State of New York.

            2. If, pursuant to due authorization of the Company's Board of Directors, the Company shall issue authorized and unissued shares of its Common Stock pursuant to the Plan, such Shares will be legally issued, fully paid and non-assessable when (i) the Registration Statement shall have become effective under the Securities Act and (ii) such Shares shall have been purchased for the account of a participant in the Plan in accordance with the terms of the Plan.

            I do not find it necessary for the purposes of this opinion to cover, and accordingly I express no opinion as to, the application of the securities or blue sky laws of the various states to the issuance and sale of the Shares.

            This opinion is limited to the Business Corporation Law of the State of New York and the federal laws of the United States of America.

            I hereby consent to the filing of this opinion as an Exhibit to the Registration Statement and to all references to my name included in or made a part of the Registration Statement.

                              Very truly yours,

                              /S/NANCY K. BELLIS
                              Nancy K. Bellis